Exhibit 9.3

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of
Nevada Geothermal Power Inc.

We have audited the consolidated income statement, comprehensive loss and cash flows for the year ended June 30, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of its operations and its cash flows for the year ended June 30, 2008 in accordance with Canadian generally accepted accounting principles.

Vancouver, Canada	“Morgan & Company”

October 10, 2008	Chartered Accountants